Exhibit 99.1

Discover Financial Services Names John Owen to its Board of Directors

Riverwoods, IL – June 7, 2022 - Discover Financial Services announced today that John Owen, former chief operating officer of Regions Financial, has joined the company’s Board of Directors.

In 2021, Owen retired from Regions Financial after a successful 14-year tenure with the company where he oversaw the bank’s technology transformation, cybersecurity, data and analytics and artificial intelligence (AI) efforts. He spearheaded “Simplify and Grow,” a strategic initiative focused on improving the customer experience, creating more effective processes and driving revenue growth. Owen’s track record of innovation for Regions includes his fintech partnership strategy, launching a new business focused on serving the underbanked population and the development of Regions’ mobile app

“John brings nearly four decades of experience in the banking industry and has a wealth of knowledge related to technology transformation to enhance the customer experience,” said Roger Hochschild, CEO and President of Discover. “I am confident that he will help Discover continue to succeed as a leading digital bank and payments company and look forward to John’s contributions as a member of our already strong Board.”

Prior to joining Regions Financial, Owen was chief executive officer of Assurant Specialty Property, a Fortune 500 company based in Atlanta. Prior to that, Owen was senior vice president of Global Systems Development for Citicorp Credit Services, chief information officer of North American operations for Arrow Electronics and senior vice president of technology for American Airlines. He began his career in information systems with McDonnell-Douglas.

Owen was elected to Discover’s Board of Directors and appointed to the Board’s Risk Oversight Committee on June 6, 2022. Discover’s Board will now stand at thirteen directors.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation’s leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

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